                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1

                                       TO

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): April 24, 2002
                                                          --------------

                                PALL CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           New York                      1-4311                  11-1541330
----------------------------    ------------------------     ------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
       of incorporation)                                     Identification No.)



2200 Northern Boulevard, East Hills, New York                       11548
---------------------------------------------                     ----------
  (Address of principal executive offices)                        (Zip Code)

                                 (516) 484-5400
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


      THIS CURRENT REPORT INCLUDES UNAUDITED FINANCIAL STATEMENTS OF FSG, THE GROUP OF COMPANIES ACQUIRED BY PALL CORPORATION ON APRIL 24, 2002 (SEE
      ITEM 2 OF THIS REPORT), AS OF AND FOR FSG'S FISCAL YEAR ENDED DECEMBER 31, 2001. THE ACCOUNTING FIRM WHICH HAD AUDITED THE FINANCIAL STATEMENTS OF FSG FOR PRIOR FISCAL YEARS WAS ARTHUR ANDERSEN LLP. BECAUSE OF THE MUCH PUBLICIZED EVENTS INVOLVING THAT FIRM, THE REGISTRANT IS UNABLE TO OBTAIN A MANUALLY SIGNED AUDIT REPORT IN RESPECT OF FSG'S FINANCIAL STATEMENTS AS OF AND FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. ACCORDINGLY, UNAUDITED FINANCIAL STATEMENTS OF FSG FOR THAT YEAR ARE BEING FILED IN LIEU OF AUDITED FINANCIAL STATEMENTS. FOR ADDITIONAL INFORMATION, SEE ITEM 7 ON PAGE 2 HEREOF.

Item 2.     Acquisition or Disposition of Assets.

      Registrant Pall Corporation filed a Current Report on Form 8-K on May 8, 2002 (the "Original Report") to report the closing on April 24, 2002 of the acquisition by Pall Corporation of the Filtration and Separations Group ("FSG") of United States Filter Corporation. For additional information regarding the acquisition, see Item 2 of the Original Report.

Item 7.     Financial Statements and Exhibits

      As permitted by paragraph (a)(4) of Item 7 of Form 8-K, and as stated in the Original Report, the financial statements and pro forma information required in connection with the FSG acquisition are being filed by this Amendment No. 1, as follows:

      (a) Unaudited Combined Financial Statements of FSG as of and for the year ended December 31, 2001.

      (b) Unaudited Pro Forma Combined Financial Information and Unaudited Pro Forma Combined Statements of Earnings of Pall Corporation and FSG for the nine-month period ended April 27, 2002 and for the year ended July 28, 2001.

      THIS CURRENT REPORT INCLUDES UNAUDITED FINANCIAL STATEMENTS OF FSG, THE GROUP OF COMPANIES ACQUIRED BY PALL CORPORATION ON APRIL 24, 2002 (SEE
      ITEM 2 OF THIS REPORT), AS OF AND FOR FSG'S FISCAL YEAR ENDED DECEMBER 31, 2001. THE ACCOUNTING FIRM WHICH HAD AUDITED THE FINANCIAL STATEMENTS OF FSG FOR PRIOR FISCAL YEARS WAS ARTHUR ANDERSEN LLP. BECAUSE OF THE MUCH PUBLICIZED EVENTS INVOLVING THAT FIRM, THE REGISTRANT IS UNABLE TO OBTAIN A MANUALLY SIGNED AUDIT REPORT IN RESPECT OF FSG'S FINANCIAL STATEMENTS AS OF AND FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. ACCORDINGLY, UNAUDITED FINANCIAL STATEMENTS OF FSG FOR THAT YEAR ARE BEING FILED IN LIEU OF AUDITED FINANCIAL STATEMENTS.

      Because of the inability of the Registrant to obtain from Arthur Andersen an audit report for the reason mentioned above, the Registrant will not be subsequently providing audited financial statements of FSG for the year ended December 31, 2001. Accordingly, no independent auditor has opined that the unaudited financial statements of FSG set forth below present fairly, in all material respects, the financial position, the results of operations, cash flows and the changes in shareholders' equity of FSG for the year ended December 31, 2001 in accordance with generally accepted accounting principles.

      The Securities and Exchange Commission, in response to a letter from Pall Corporation requesting a waiver of the requirement of providing audited FSG financial statements, has advised Pall Corporation by letter as follows: "We will not object to your proposal to include unaudited carve-out financial statements of FSG in a Form 8-K in satisfaction of the requirement to include audited financial statements."

                        FILTRATION AND SEPARATIONS GROUP

                     Unaudited Combined Financial Statements
                      For the Year Ended December 31, 2001

                        FILTRATION AND SEPARATIONS GROUP
                        UNAUDITED COMBINED BALANCE SHEET
                                DECEMBER 31, 2001
                             (AMOUNTS IN THOUSANDS)


                                     ASSETS


Current assets:
  Cash and cash equivalents                                           $   15,891
  Accounts receivable, net of allowance of $4,144                         51,837
  Notes receivable                                                         8,715
  Inventories                                                             58,456
  Costs and estimated earnings in excess of billings, net                  3,715
  Prepaid expenses                                                         1,501
  Deferred income taxes                                                    6,781
  Trade related receivables from Parent                                    7,839
  Other current assets                                                     7,907
                                                                      ----------
        Total current assets                                             162,642

Property, plant and equipment, net                                        99,866
Goodwill, net                                                             43,293
Patents and other intangible assets, net                                   5,392
Other assets                                                               1,504
                                                                      ----------
   Total assets                                                       $  312,697
                                                                      ==========



                    LIABILITIES AND PARENT COMPANY INVESTMENT


Current liabilities:
  Lines of credit and other short-term debt                           $   10,012
  Current portion of long-term debt and capital lease obligations          1,017
  Accounts payable                                                        18,181
  Accrued liabilities                                                     43,968
                                                                      ----------
       Total current liabilities                                          73,178

Long-term debt and capital lease obligations,
   net of current portion                                                  4,181
Pension benefit obligations                                               22,103
Deferred income taxes                                                      3,822
Minority interests                                                           138
                                                                      ----------
   Total liabilities                                                     103,422
                                                                      ----------

Commitments and contingencies (Note 16)


Parent company investment                                                209,275
                                                                      ----------
     Total liabilities and Parent company investment                  $  312,697
                                                                      ==========


The accompanying notes are an integral part of this combined financial statement.

                        FILTRATION AND SEPARATIONS GROUP
                     UNAUDITED COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2001
                             (AMOUNTS IN THOUSANDS)



Revenues                                                             $  275,885
Cost of sales                                                           165,029
                                                                     ----------
      Gross profit                                                      110,856


Operating expenses:
   Selling, general and administrative expenses                          76,831
   Amortization expense                                                   1,747
   Research and development costs                                         7,573
                                                                     ----------


      Income from operations                                             24,705

Other income (expense):
   Interest expense                                                      (2,361)
   Interest income                                                          722
   Other income, net                                                      2,336
                                                                     ----------


      Income before income taxes                                         25,402

Provision for income taxes                                                9,457
                                                                     ----------

      Net income                                                     $   15,945
                                                                     ==========



The accompanying notes are an integral part of this combined financial statement.

                        FILTRATION AND SEPARATIONS GROUP
            UNAUDITED COMBINED STATEMENT OF PARENT COMPANY INVESTMENT
                            AND COMPREHENSIVE INCOME
                          YEAR ENDED DECEMBER 31, 2001
                             (AMOUNTS IN THOUSANDS)




                                                 Parent Company    Comprehensive
                                                   Investment          Income
                                                 --------------    -------------

Balance, December 31, 2000                         $  135,556

   Net income                                          15,945        $   15,945
   Foreign currency translation adjustment            (11,244)          (11,244)
   Capital contribution from Parent                    69,018
                                                   ----------        ----------

   Comprehensive income                                              $    4,701
                                                                     ==========

Balance, December 31, 2001                         $  209,275
                                                   ==========




The accompanying notes are an integral part of this combined financial statement.

                        FILTRATION AND SEPARATIONS GROUP
                   UNAUDITED COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2001
                             (AMOUNTS IN THOUSANDS)



Cash flows from operating activities:
  Net income                                                           $ 15,945
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation                                                        10,577
     Amortization                                                         1,747
     Provision for doubtful accounts                                        121
     Loss on disposal of property and equipment                             105
     Loss on disposal of business                                           284
     Deferred income taxes                                               (4,048)
     Decrease (increase) in assets, net of disposal of business:
       Accounts and notes receivable                                       (261)
       Inventories                                                       (8,802)
       Costs and estimated earnings in excess of billings                   724
       Prepaid expenses and other assets                                 (5,390)
       Trade related payables to and receivables from Parent             (6,201)
     Decrease in liabilities, net of disposal of business:
       Accounts payable, accrued expenses and pension
           benefit obligations                                           (2,136)
                                                                       --------
             Net cash provided by operating activities                    2,665
                                                                       --------

Cash flows from investing activities:
  Purchase of property, plant and equipment                             (15,190)
  Proceeds from disposal of equipment                                       533
  Proceeds from disposal of business                                      7,033
  Payments related to patent costs                                         (977)
                                                                       --------
             Net cash used in investing activities                       (8,601)
                                                                       --------

Cash flows from financing activities:
  Borrowings under lines of credit and other short-term debt, net         3,459
  Borrowings under long-term debt                                           749
  Payments under long-term debt and capital lease obligations            (1,758)
  Non-trade related payables to Parent                                    8,359
                                                                       --------
             Net cash provided by financing activities                   10,809
                                                                       --------

Effects of foreign currency translation on cash and cash equivalents       (682)
                                                                       --------

             Net increase in cash and cash equivalents                    4,191

Cash and cash equivalents at beginning of year                           11,700
                                                                       --------
Cash and cash equivalents at end of year                               $ 15,891
                                                                       ========



The accompanying notes are an integral part of this combined financial statement.

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


(1)   NATURE OF BUSINESS AND BASIS OF PRESENTATION

      Filtration and Separations Group ("FSG") is comprised of certain legal entities, directly or indirectly owned by United States Filter Corporation and Subsidiaries ("US Filter" or "Parent"), which is a wholly-owned subsidiary of Vivendi Environnement, S.A. ("Vivendi"). FSG manufactures and sells filtration products for the separation and purification of liquids and gases. FSG primarily serves the industrial, healthcare, food and beverage, polymer, pharmaceutical/biotech, and microelectronics markets.

      The accompanying unaudited combined financial statements, which in the opinion of FSG's management reflect all adjustments necessary to present fairly FSG's financial position, results of operations and cash flows as of and for the year ended December 31, 2001, were prepared on a carve out basis for purposes of Vivendi's sale of FSG. The combined financial statements do not reflect the pushdown of the new cost basis for FSG's assets and liabilities, including goodwill, as a result of the Vivendi acquisition of US Filter in April 1999. On April 24, 2002, Pall Corporation purchased FSG for total cash consideration of $360 million.

      Listed below are the legal entities that comprise FSG:

                                                    Country of     Direct or indirect
                                                   incorporation   ownership interest
                                                   -------------   ------------------

      Presian Pty Limited                            Australia            100%
      USF Filtration Pty Limited                     Australia            100%
      USF Seitz Filtertechnik GmbH                    Austria             100%
      Cerindus SA*                                     France             100%
      Filtration & Separations Group SAS               France             100%
      Societe des Ceramiques Techniques SA             France             100%
      USF Filtration France SAS                        France             100%
      Schenk Filtec GmbH                              Germany             100%
      Schenk Werkzeugbau und Maschinenbau GmbH        Germany             100%
      Schumacher Umwelt und Trenntechnik GmbH         Germany             100%
      SeitzSchenk Filtersystems GmbH                  Germany             100%
      SeitzSchenk Modultechnic GmbH                   Germany              51%
      Strassburger Filterschichten GmbH               Germany             100%
      USF Filtration und Separations GmbH             Germany             100%
      USF Fluid Dynamics - Filterite GmbH             Germany             100%
      USF Filtration and Separations SpA               Italy              100%
      US Filter (Japan) Corporation**                  Japan              100%
      USF/Schumacher (Japan) Corporation               Japan               99%
      Schumakcher Polska Sp. Z o.o.                    Poland             100%
      Seitz Iberica SA                                 Spain              100%
      Cord Chemical Company Limited                      UK               100%
      USF Filtration and Separations Limited             UK               100%
      USF Seitz Filterite Limited                        UK               100%
      Allosep, Inc.                                     USA               100%
      Memtec Finance, Inc.                              USA               100%

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      USF Filtration and Separations Group, Inc.        USA               100%
      USFC Acquisition, Inc.                            USA               100%
      Schenk Filtersystems, Inc.                        USA               100%

      * The results of operations for Cerindus SA were included in these combined financial statements through March 28, 2001, the date of its sale (see Note 7)

      **Only certain operations within this legal entity are included in these combined financial statements.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF COMBINATION

      The accompanying combined financial statements include the accounts of the legal entities described in Note 1. All significant intercompany balances and transactions among these companies have been eliminated.

      REVENUE RECOGNITION

      Products and Services:

      Sales are recorded as products are shipped or services are rendered.

      Method of Accounting for Contracts:

      Long-term contracts are generally accounted for under the percentage-of-completion method. Under this method, an estimated percentage for each contract, based on the cost of work performed to date that has contributed to contract performance compared to the total estimated cost, is applied to the contract price and recognized as revenue. Provision is made for the entire amount of future estimated losses on contracts in progress in the period such losses are determined.

      Contracts in which reasonably dependable estimates cannot be made or for which inherent hazards make estimates doubtful are accounted for under the completed-contract method.

      Contract costs include all direct material and labor and indirect costs related to contract performance. General and administrative expenses are charged to expense as incurred.

      CASH AND CASH EQUIVALENTS

      Cash equivalents consist of demand deposits and certificates of deposit with original maturities of 90 days or less.

      INVENTORIES

      Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

      LONG-LIVED ASSETS

      Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, ranging from 3 to 25 years. Leasehold improvements are amortized using the straight-line method over the lesser of their estimated useful lives or the related remaining lease terms.

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      Goodwill and other intangible assets, generally representing the excess of cost over the fair value of net identifiable assets acquired, are stated at cost less accumulated amortization. Amortization expense is computed using the straight-line method over the estimated useful lives of the respective assets, for periods up to 40 years. Included in goodwill is the pushdown of goodwill from US Filter associated with its acquisitions of the legal entities combined in the financial statements of FSG.

      FSG periodically reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

      WARRANTY COSTS

      FSG's products are generally warranted against defects in material and workmanship for a period of one year. FSG has accrued for estimated future warranty costs.

      RESEARCH AND DEVELOPMENT COSTS

      Research and development costs are expensed as incurred. These costs consist primarily of salaries, development materials, supplies and applicable overhead expenses of personnel directly involved in the research and development of new products, manufacturing processes and service offerings.

      INCOME TAXES

      Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. United States income taxes are not provided on the undistributed earnings of the non-U.S. subsidiaries as such earnings are intended to be indefinitely reinvested in those operations.

      DERIVATIVE INSTRUMENTS

      Effective January 1, 2001, FSG adopted Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, which established accounting and reporting standards for derivative instruments and hedging activities. All derivative instruments are required to be measured at fair values and recorded on the balance sheet. Changes in fair values are required to be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Derivative instruments are designated and accounted for as either a hedge of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For derivatives designated as effective cash flow hedges, changes in fair values are recognized in other comprehensive income. Changes in fair values related to fair value hedges, as well as the ineffective portion of cash flow hedges, are recognized in earnings. The adoption of SFAS No. 133 did not have a significant impact on FSG's financial position and results of operations.

      FOREIGN CURRENCY TRANSLATION

      Assets and liabilities denominated in a functional currency other than U.S. dollars are translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are reflected in the Unaudited Combined Statements of Parent Company Investment and Comprehensive Income. For businesses with transactions denominated in currencies other than their functional currency, net foreign exchange transaction gains or losses are included in determining net income. These transactions resulted in a net gain of approximately

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      $2.2 million for the year ended December 31, 2001, which is included in Other income, net, in the accompanying Unaudited Combined Statement of Income.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      RECENTLY ISSUED ACCOUNTING STANDARDS

      In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations be accounted for under the purchase method. The statement further requires separate recognition of intangible assets that meet certain criteria. The statement applies to all business combinations initiated after June 30, 2001. SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. SFAS No. 142 is effective for fiscal periods beginning after December 15, 2001. FSG has adopted SFAS No. 141 and SFAS No. 142 with respect to new goodwill as of July 1, 2001 and anticipates adopting SFAS No. 142 with respect to existing goodwill as of January 1, 2002. The adoption of SFAS No. 141 has not impacted FSG's financial condition or results of operations. In accordance with SFAS No. 142, existing goodwill will continue to be amortized through the remainder of 2001 at which time amortization will cease and FSG will perform a transitional goodwill impairment test. While the ultimate impact of the new accounting standard has yet to be determined, goodwill amortization expense for the year ended December 31, 2001 totaled $1.2 million.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 requires the recognition and measurement of impairment losses relating to long-lived assets to be held and used as well as long-lived assets to be disposed of by sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. FSG does not expect a material impact on its results of operations or financial condition as a result of the adoption.



(3)   CONTRACT BILLING STATUS

      Information with respect to the billing status of contracts accounted for under the percentage-of-completion method in process as of December 31, 2001 is as follows (in thousands):


      Contract costs incurred                              $    4,988
      Estimated profits                                         2,976
                                                           ----------
      Contract revenue earned                                   7,964
      Less billings                                            (4,525)
                                                           ----------
      Costs and estimated earnings in excess of billings   $    3,439
                                                           ==========

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      As of December 31, 2001, costs incurred related to contracts accounted for under the completed-contract method included in costs and estimated earnings in excess of billings amounted to $3.9 million. Billings related to these contracts amounted to $3.6 million.


(4)   INVENTORIES

      Inventories as of December 31, 2001 consisted of the following (in thousands):


      Raw materials                                             $   21,745
      Work-in-progress                                              16,361
      Finished goods                                                20,350
                                                                ----------
                                                                $   58,456
                                                                ==========


(5)   PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment as of December 31, 2001 consisted of the following (in thousands):


      Land                                                      $   8,577
      Buildings and improvements                                   48,278
      Equipment                                                    63,389
      Furniture and fixtures                                        5,356
      Computer equipment                                            9,158
      Construction in progress                                      5,548
                                                                ---------
                                                                  140,306
      Less accumulated depreciation                               (40,440)
                                                                ---------
                                                                $  99,866
                                                                =========


      Property, plant and equipment included assets financed under capital lease obligations of approximately $1.7 million as of December 31, 2001, and accumulated amortization related to these assets was approximately $0.6 million.


(6)   GOODWILL, NET

      Goodwill and accumulated amortization as of December 31, 2001 consisted of the following (in thousands):


      Goodwill                                                 $   46,529
      Less accumulated amortization                                (3,236)
                                                               ----------
                                                               $   43,293
                                                               ==========

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      Goodwill amortization expense for the year ended December 31, 2001 totaled approximately $1.2 million.


(7)   SALES OF BUSINESSES

      During 2000, Societe des Ceramiques Techniques SA ("SCT") made the decision to dispose of a part of its business. As a result, during the first quarter of 2001, SCT contributed certain assets and liabilities into Cerindus SA. On March 28, 2001, Cerindus SA was sold for approximately $7.0 million. A loss on impairment of assets held for sale of $1.2 million was recorded as of December 31, 2000. Upon the completion of the sale, FSG recorded an additional loss on the transaction of approximately $0.3 million, which is included in operating expenses for the year ended December 31, 2001. FSG incurred approximately $1.1 million of transaction costs in connection with the sale, and these costs were included in the determination of the total loss on the sale.

      On January 1, 2002, FSG completed the sale of certain intangible assets related to technology rights for total cash consideration of $24 million. The sale resulted in a gain of approximately $22.4 million.

      Sales and Income before income taxes related to the businesses sold were $4.6 million and $3.6 million, respectively, for the year ended December 31, 2001.


(8)   ACCRUED LIABILITIES

      Accrued liabilities as of December 31, 2001 consisted of the following (in thousands):


      Payroll, benefits and related taxes                       $   12,113
      Accrued job costs and customer deposits                       10,519
      Income taxes                                                   3,302
      Sales, property and other taxes                                2,640
      Deferred royalty revenues                                      2,275
      Relocation and closure costs                                   2,193
      Warranty costs                                                 2,171
      Legal and tax contingencies                                    1,908
      Sales commissions                                              1,450
      Other                                                          5,397
                                                                ----------
                                                                $   43,968
                                                                ==========



(9)   DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER FINANCING ARRANGEMENTS

      Information with respect to long-term debt and capital lease obligations as of December 31, 2001 is as follows (in thousands):

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      Mortgage notes payable, secured by land and
        buildings, with interest rates ranging from 4.8% to 8.9%,
        due in 2002 through 2006                                      $  4,013
      Unsecured loan payables, with interest rates ranging from
        1.0% to 7.4%, due in 2002 through 2004                             418
      Capital lease obligations                                            767
                                                                      --------
                                                                         5,198
      Less current portion                                              (1,017)
                                                                      --------
                                                                      $  4,181
                                                                      ========


      The aggregate maturities of long-term debt and capital lease obligations for each of the five years subsequent to December 31, 2001 are as follows:
      2002, $1.0 million; 2003, $3.1 million; 2004, $0.5 million; 2005, $0.4 million; and 2006, $0.2 million.

      As of December 31, 2001, FSG had lines of credit outstanding in the aggregate amount of $3.2 million, and $5.4 million was available for borrowing. These facilities, with interest rates ranging from 4.5% to 8.6%, were guaranteed by US Filter.

      In addition, as of December 31, 2001, FSG had outstanding short term borrowings secured by accounts and notes receivable in the aggregate amount of $6.8 million, and $5.4 million was available for borrowing under these financing arrangements. Interest rates for these facilities were in the range from 1.4% to 6.5%.


(10)  PARENT COMPANY INVESTMENT

      Parent company investment represents original paid-in-capital and additional capital contributions made by US Filter, retained earnings and foreign currency translation adjustment.

      During 2001, in connection with the planned sale of FSG, US Filter made an additional capital contribution to FSG. The capital contribution was the result of the forgiveness of the non-trade related payables to Parent, which resulted in an increase to Parent company investment of $69.0 million. The non-trade related payables to Parent represented the net amount of loans provided by US Filter to FSG and loans provided by FSG to US Filter subsidiaries. The average of such loans for the year ended December 31, 2001 was approximately $60.0 million.


(11)  SUPPLEMENTAL CASH FLOW INFORMATION

      For the year ended December 31, 2001, cash paid for interest and taxes was approximately $2.3 million and $3.2 million, respectively.

      Non-cash investing and financing activities for the year ended December 31, 2001, which were excluded from the combined statement of cash flows, consisted of the following (in thousands):


      Sale of business:
         Assets disposed of                                    $ 11,534
         Liabilities transferred                                 (4,501)
                                                               --------
                                                               $  7,033
                                                               ========

      Assets purchased through capital leases                  $     29
                                                               ========

      Capital contribution from Parent                         $ 69,018
                                                               ========

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


(12)  TRANSACTIONS WITH PARENT

      Summarized information with respect to FSG's transactions with US Filter for the year ended December 31, 2001 is as follows (in thousands):


      Revenues from Parent                                        $  9,105
      Cost of sales related to revenues from Parent                  6,709
                                                                  --------
            Gross profit                                          $  2,396
                                                                  ========

      Interest income                                             $    451
                                                                  ========
      Interest expense                                            $  1,179
                                                                  ========
      Other income                                                $    110
                                                                  ========


      Cost of sales related to purchases from US Filter for the year ended December 31, 2001 totaled $1.1 million.

      Allocations of costs from US Filter to FSG consist of insurance costs primarily related to medical and dental benefits and general liability and property insurance. These costs were allocated using a proportional cost allocation method, which FSG's management believes is reasonable. The allocations for the year ended December 31, 2001 totaled $5.1 million.

      Trade related receivables from and payables to Parent primarily arise from sales to and purchases from US Filter.


(13)  INCOME TAXES

      Income tax expense includes income taxes payable for the current year and the change in deferred income tax assets and liabilities for the future tax consequences of events that have been recognized in FSG's financial statements or income tax returns. A valuation allowance is recognized to reduce the carrying value of deferred income tax assets if it is believed to be more likely than not that a component of the deferred income tax assets will not be realized.

      Of the legal entities included in these combined financial statements as listed in Note 1, the entities that are incorporated in the United States join USF Filtrations and Separations Group, Inc. in filing a consolidated U.S. federal income tax return. All other legal entities file separate tax returns in their respective tax jurisdictions.

      The components of income, (loss) before income taxes are as follows (in thousands):


      Domestic                                                 $   (4,828)
      Foreign                                                      30,230
                                                               ----------
                                                               $   25,402
                                                               ==========

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      The provision for income taxes consists of the following items (in thousands):

      Current:
           Domestic                                            $     (608)
           Foreign                                                 14,113
                                                               ----------
                                                               $   13,505
                                                               ----------

      Deferred:
           Domestic                                                (1,120)
           Foreign                                                 (2,928)
                                                               ----------
                                                                   (4,048)
                                                               ----------

      Total provision for income taxes                         $    9,457
                                                               ==========


      A reconciliation of the provision for income taxes to the U.S. Federal corporate rate of 35% follows (in thousands).

      Expected provision for income taxes                        $    8,891
      Permanent differences                                             566
      State income taxes, net of Federal income tax benefit            (517)
      Other                                                             517
                                                                 ----------
            Provision for income taxes                           $    9,457
                                                                 ==========

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


The sources and tax effects of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities as of December 31, 2001 were as follows (in thousands):

      Deferred tax assets:
         Operating loss carryforwards                          $   20,296
         Provisions and accruals                                    6,990
         Retirement obligations                                     3,650
         Warranty                                                   1,103
         Other                                                        806
                                                               ----------
                                                                   32,845
      Valuation allowance                                         (20,285)
                                                               ----------
                                                                   12,560
      Deferred tax liabilities:
         Depreciation and amortization                              6,284
         Intangible assets                                          1,877
         Other                                                      1,440
                                                               ----------
                                                                    9,601
                                                               ----------
      Net deferred tax asset                                   $    2,959
                                                               ==========


      Realization of the operating loss carryforwards is dependent on generating sufficient taxable income prior to expiration of the carryforwards. The valuation allowance relates principally to the uncertainty associated with the recovery of FSG's net operating loss carryforwards.

      In accordance with APB No. 23, "Accounting for Income Taxes - Special Areas", deferred U.S. tax liabilities have not been provided on the undistributed earnings of foreign subsidiaries because it is the intent of FSG to permanently reinvest these earnings.


(14)  RETIREMENT PLANS AND RETIREMENT INDEMNITIES

      As of December 31, 2001, FSG had defined pension benefit plans covering certain full-time employees in Germany and Japan. In addition, FSG's businesses in Australia, Austria, France and Italy are subject to statutory retirement, long-time service leave and severance indemnities that qualify as defined pension benefit plans under SFAS No. 87, "Employers' Accounting for Pensions."

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      Information with respect to the defined benefit plans of FSG as of December 31, 2001 is as follows (in thousands):

      Change in benefit obligation:
         Benefit obligation - beginning of year                $   24,767
         Service cost                                               1,170
         Interest cost                                              1,187
         Plan amendments                                             (260)
         Actuarial gain                                              (259)
         Total benefits paid                                       (1,258)
         Effect of exchange rates                                  (1,740)
                                                               ----------
      Benefit obligation - end of year                             23,607
                                                               ----------

      Change in plan assets:
         Fair value of plan assets - beginning of year              1,633
         Actual return on plan assets                                   9
         Company contributions                                      1,175
         Benefits paid from plan assets                            (1,258)
         Effect of exchange rates                                    (159)
                                                               ----------
      Fair value of plan assets - end of year                       1,400
                                                               ----------

      Funded status:                                              (22,207)
         Unrecognized actuarial loss                                  104
                                                               ----------
      Net amount recognized in the balance sheet               $  (22,103)
                                                               ==========


      Plans with accumulated benefit obligations in
      excess of plan assets consists of the following:
         Accumulated benefit obligation                        $   22,683
                                                               ==========
         Projected benefit obligation                          $   23,607
                                                               ==========
         Plan assets at fair value                             $    1,400
                                                               ==========


      Net periodic benefit cost for the Company's defined benefit pension plans includes the following components:

      Service cost                                             $    1,170
      Interest cost                                                 1,187
      Expected return on plan assets                                  (32)
      Amortization of prior service cost                               --
      Amortization of net transition asset                             --
      Recognized actuarial loss (gain)                               (155)
                                                               ----------
      Net periodic benefit cost                                $    2,170
                                                               ==========


      The assumptions used in accounting for these plans as of December 31, 2001 were as follows:

      Discount rates                                          2.0% to 6.0%
      Rates of increase in compensation levels                3.0% to 5.2%
      Expected rates of return on plan assets                 1.0% to 5.0%


      Changes in assumptions used in actuarial calculations resulted in actuarial gains of $0.3 million for the year ended December 31, 2001. These actuarial gains have been included in the pension benefit cost.

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      During 2001, FSG made contributions to defined contribution benefit plans covering certain full-time employees in the United States, the United Kingdom and Australia. Benefit costs related to defined contribution benefit plans are expensed as incurred and amounted to approximately $1.2 million for the year ended December 31, 2001.


(15)  FINANCIAL INSTRUMENTS AND RISKS AND UNCERTAINTIES

      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these assets and liabilities. The fair value of FSG's long-term debt (including current portion) is estimated to be equal to the carrying amounts based on the current rates offered to FSG for debt of the same remaining maturities.

      Off balance sheet derivative financial instruments as of December 31, 2001 consisted of foreign currency exchange contracts. FSG enters into currency exchange contracts in the normal course of business to manage its exposure against foreign currency fluctuations on receivable and payable positions resulting from sales and purchases denominated in currencies other than the functional currency. FSG does not utilize financial instruments for trading purposes.

      As of December 31, 2001, FSG had foreign currency contracts outstanding related to third-party payables and trade related payables to Parent with an aggregate notional value of $1.5 million. The estimated fair values of these contracts approximated the notional values. The foreign exchange contracts outstanding as of December 2001 were denominated in U.S. dollars and Euros.

      FSG's products are sold to a diverse group of customers throughout the world. As such, FSG is subject to certain risks and uncertainties as a result of changes in general economic conditions, sources of supply, competition, foreign exchange rates, tax reform, litigation and regulatory developments. The diversity of FSG's products and geographic operations mitigate the risk that adverse changes in any event would materially affect FSG's financial position. Additionally, as a result of the diversity of its customer base, FSG does not consider itself exposed to concentration of credit risks. These risks are further minimized by placing credit limits, ongoing monitoring of customers' account balances, and assessment of customers' financial strength.

(16)  COMMITMENTS AND CONTINGENT LIABILITIES

      COMMITMENTS

      FSG leases certain facilities and equipment under various noncancellable long-term and month-to-month leases. These leases are accounted for as operating leases. Rent expense aggregated approximately $4.0 million for the year ended December 31, 2001.

      A summary of the future minimum annual commitments under operating leases as of December 31, 2001 is as follows (in thousands):


      Year ending:
         2002                                                     $  2,836
         2003                                                        2,073
         2004                                                        1,481
         2005                                                          736
         2006                                                          606
         Thereafter                                                  1,509
                                                                  --------
                                                                  $  9,241
                                                                  ========

                        FILTRATION AND SEPARATIONS GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


      As of December 31, 2001, FSG has guarantees outstanding in the aggregate amount of approximately $2.9 million.

      CONTINGENT LIABILITIES

      Legal proceedings pending against FSG consist of litigation incidental to FSG's business and in the opinion of management, the outcome of such litigation is not expected to materially affect FSG's combined financial position or future results of operations.



(17)  SEGMENT INFORMATION

      FSG is managed as a single industry segment in the business of manufacturing and selling filtration products. FSG's revenues from external customers and long-lived assets, other than goodwill and other intangible assets, by geographic area for the year ended December 31, 2001 were as follows (in thousands):


      Revenues from unaffiliated customers:
         Europe                                                 $  148,354
         North America                                              91,381
         Asia Pacific                                               27,045
                                                                ----------
                                                                $  266,780
                                                                ----------

      Long-lived assets:
         Europe                                                 $   50,602
         North America                                              48,718
         Asia Pacific                                                2,050
                                                                ----------
                                                                $  101,370
                                                                ==========

            PALL CORPORATION AND FILTRATION AND SEPARATIONS GROUP

            Unaudited Pro Forma Combined Financial Information and
             Unaudited Pro Forma Combined Statements of Earnings
                For the Nine-Month Period Ended April 27, 2002
                     and For the Year Ended July 28, 2001

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                            PALL CORPORATION AND FSG

On April 24, 2002, Pall Corporation ("the Company") borrowed $360 million to acquire the Filtration and Separations Group ("FSG") from United States Filter Corporation for total cash consideration of $360 million, subject to a post closing adjustment of the purchase price based on the net assets acquired as of April 27, 2002. The acquisition was funded via a 364-day variable rate credit facility, based on LIBOR. At April 27, 2002, the applicable rate was 2.45%. The Company expects to refinance the acquisition credit facility on a long-term basis in fiscal 2003.

FSG's balance sheet has been consolidated with the Company's balance sheet as of April 27, 2002. As such, the Company is not required to present a pro forma combined balance sheet since its historical consolidated balance sheet as of April 27, 2002 reflects the consolidation of FSG into the Company.

The unaudited pro forma combined statements of earnings for the nine months ended April 27, 2002 and for the year ended July 28, 2001 include the results of operations of FSG for the nine months ended March 31, 2002 and the twelve months ended June 30, 2001, respectively. The unaudited pro forma combined statements of earnings assume the acquisition occurred at the beginning of each period presented. The unaudited pro forma combined statements of earnings do not give effect to any synergies expected to result from the acquisition. They also do not give effect to the income statement effect of purchase accounting adjustments, charges that may result from the finalization of integration plans or the potential write-off of in-process R&D that was acquired as such items are dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make such adjustments. Accordingly, the unaudited pro forma combined statements of earnings are not necessarily indicative of what actually would have occurred if the acquisition had been consummated at the beginning of each period presented, nor are they necessarily indicative of future combined operating results.

The unaudited pro forma combined statements of earnings should be read in conjunction with the historical consolidated financial statements of the Company as of and for the nine months ended April 27, 2002 and as of and for the year ended July 28, 2001, filed with the Securities and Exchange Commission on the Company's Forms 10-Q dated June 11, 2002 and 10-K dated October 26, 2001, respectively, and FSG's unaudited combined financial statements as of and for the year ended December 31, 2001 filed within this Form 8-K in Item 7(a).

                            PALL CORPORATION AND FSG
               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                    For the nine months ended April 27, 2002
                      (In thousands, except per share data)

                                               Historical                            Pro Forma
                                        ------------------------    -------------------------------------------
                                                                      Sales of
                                           Pall           FSG       Businesses(a)   Adjustments       Combined
                                        ----------    ----------    -------------   -----------      ----------
Net Sales                               $  861,931    $  193,822     $     (500)    $       --       $1,055,253
                                        ----------    ----------     ----------     ----------       ----------


Costs and expenses:
Cost of sales                              425,946       116,610             --             --          542,556
Selling, general and
  administrative expenses                  306,471        50,940          5,810           (887)(b)      362,334
Research and development                    38,474         5,789           (423)            --           43,840
Gain on sale of
  technology                                    --       (22,442)        22,442             --               --
Interest expense, net                        8,668         1,187             --         17,550(c)        27,405
                                        ----------    ----------     ----------     ----------       ----------
Total costs and expenses                   779,559       152,084         27,829         16,663          976,135
                                        ----------    ----------     ----------     ----------       ----------


Earnings before income taxes                82,372        41,738        (28,329)       (16,663)          79,118
Income taxes                                18,122        15,502        (11,332)        (5,788)          16,504
                                        ----------    ----------     ----------     ----------       ----------
Net earnings                            $   64,250    $   26,236     $  (16,997)    $  (10,875)      $   62,614
                                        ==========    ==========     ==========     ==========       ==========

Earnings per share:
Basic                                   $      .53                                                   $      .51
Diluted                                 $      .52                                                   $      .51

Average number of shares outstanding:
Basic                                      122,242                                                      122,242
Diluted                                    123,478                                                      123,478


See Notes to Unaudited Pro Forma Combined Statements of Earnings.

                            PALL CORPORATION AND FSG
               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                        For the year ended July 28, 2001
                      (In thousands, except per share data)

                                                 Historical                             Pro Forma
                                          ------------------------    ---------------------------------------------
                                                                        Sales of
                                             Pall          FSG        Businesses(a)    Adjustments        Combined
                                          ----------    ----------    -------------    -----------       ----------
Net Sales                                 $1,235,423    $  286,874     $  (11,489)     $       --        $1,510,808
                                          ----------    ----------     ----------      ----------        ----------

Costs and expenses:
Cost of sales                                591,146       171,998         (8,058)             --           755,086
Selling, general and
administrative expenses                      404,025        85,217         (1,420)         (4,922)(b)       482,900
Research and development                      56,041         7,222         (1,365)             --            61,898
Restructuring and other charges               17,248         1,504         (1,504)             --            17,248
Interest expense, net                         16,643         1,580             --          23,400(c)         41,623
                                          ----------    ----------     ----------      ----------        ----------
Total costs and expenses                   1,085,103       267,521        (12,347)         18,478         1,358,755
                                          ----------    ----------     ----------      ----------        ----------
Earnings before income taxes                 150,320        19,353            858         (18,478)          152,053
Income taxes                                  32,310        14,072            344          (6,907)           39,819
                                          ----------    ----------     ----------      ----------        ----------
Net earnings                              $  118,010    $    5,281     $      514      $  (11,571)       $  112,234
                                          ==========    ==========     ==========      ==========        ==========

Earnings per share:
Basic                                     $      .96                                                     $      .92
Diluted                                   $      .95                                                     $      .91

Average number of shares outstanding:
Basic                                        122,580                                                        122,580
Diluted                                      123,735                                                        123,735


See Notes to Unaudited Pro Forma Combined Statements of Earnings.

                            PALL CORPORATION AND FSG
          NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS
    For the nine months ended April 27, 2002 and the year ended July 28, 2001


The following is a summary of the adjustments that are reflected in the pro forma combined statements of earnings, which are based upon available information and certain assumptions that management believes are reasonable:

(a) Adjustments were made to exclude the operating results and loss on sale relating to Cerindus SA and the gain on sale of FSG's technology (including a funded R&D arrangement).

(b) Represents the reversal of FSG's pre-acquisition goodwill amortization and the Company's goodwill amortization prior to the adoption of SFAS No. 142, Goodwill and Other Intangible Assets.

(c) Represents interest expense on the $360 million in acquisition borrowings based on an assumed permanent financing rate of 6-1/2%.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          PALL CORPORATION
                                          (Registrant)



                                          By:  /s/ John Adamovich, Jr.
                                             ---------------------------------
                                          Name:  John Adamovich, Jr.
                                          Title: Group Vice President, Treasurer
                                                 and Chief Financial Officer


Date:  July 3, 2002